Exhibit 4.2
THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, OR OTHERWISE DISPOSED OF, AND NO TRANSFER OF THE SECURITIES WILL BE MADE BY THE COMPANY OR ITS TRANSFER AGENT, IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

Date: February 25, 2009	Warrant No. W2009PM-[ ]
WARRANT
TO PURCHASE [NUMBER OF SHARES] SHARES OF COMMON STOCK OF
CARDIOVASCULAR SYSTEMS, INC.
     FOR VALUE RECEIVED, [NAME] or registered assigns (the “Holder”), is entitled to purchase from Cardiovascular Systems, Inc., a Minnesota corporation (the “Company”), [NUMBER OF SHARES] ( [NUMBER OF SHARES]) fully paid and nonassessable shares of the Company’s Common Stock (such shares of Common Stock as may be acquired upon exercise hereof being hereinafter referred to as the “Warrant Shares”), at an exercise price of $5.71 per share (the “Warrant Exercise Price”), which Warrant is immediately exercisable. This Warrant shall expire on February 24, 2014.
     This Warrant is subject to the following provisions, terms, and conditions:
     1. The rights represented by this Warrant may be exercised by the Holder, in whole or in part (but not as to a fractional share of Common Stock), by written notice of exercise substantially in the form attached hereto, which notice shall be delivered to the Company accompanied by the surrender of this Warrant (properly endorsed if required) at the principal office of the Company and upon payment to the Company, by cash, certified check or bank draft, of the Warrant Exercise Price for each such Warrant Share subject to the exercise. The Company agrees that the Warrant Shares so purchased shall be and are deemed to be issued as of the close of business on the date on which this Warrant shall have been surrendered and payment made for such Warrant Shares as aforesaid. Certificates for the Warrant Shares so purchased shall be delivered to the Holder within thirty (30) days after the rights represented by this Warrant shall have been so exercised, and, unless this Warrant has expired, a new Warrant representing the number of Warrant Shares, if any, with respect to which this Warrant has not been exercised shall also be delivered to the Holder within such time. Notwithstanding the foregoing, however, the Company shall not be required to deliver any certificates for Warrant Shares, except in accordance with the provisions and subject to the limitations of Section 4 below.

     2. The Company covenants and agrees that all Warrant Shares that may be issued upon the exercise of this Warrant will, upon issuance, be duly authorized and issued, fully paid and nonassessable and free from all taxes, liens, and charges with respect to the issuance thereof. The Company further covenants and agrees that until expiration of this Warrant, the Company will at all times have authorized, and reserved for the purpose of issuance upon exercise of this Warrant, a sufficient number of shares of Common Stock to provide for the exercise of this Warrant.
     3. This Warrant shall not entitle the Holder to any voting rights or other rights as a shareholder of the Company.
     4. The Holder, by acceptance hereof, represents and warrants that (a) it is acquiring this Warrant for its own account for investment purposes only and not with a view to its resale or distribution and (b) it has no present intention to resell or otherwise dispose of all or any part of this Warrant. Other than pursuant to registration under federal and applicable state securities laws or an exemption from such registration, the availability of which the Company shall determine in its reasonable discretion, neither this Warrant nor any Warrant Shares may be sold, pledged, assigned, or otherwise disposed of (whether voluntarily or involuntarily). The Company may condition such sale, pledge, assignment, or other disposition on the receipt from the party to whom this Warrant is to be so transferred or to whom Warrant Shares are to be issued or so transferred of any representations and agreements requested by the Company in order to permit such issuance or transfer to be made pursuant to exemptions from registration under federal and applicable state securities laws. Each certificate representing the Warrant (or any part thereof) and any Warrant Shares shall bear appropriate legends setting forth these restrictions on transferability. The Holder, by acceptance hereof, agrees to give written notice to the Company before transferring this Warrant or any Warrant Shares of the Holder’s intention to do so, describing briefly the manner of any proposed transfer. Within a reasonable period after receiving such written notice, the Company shall notify the Holder as to whether such transfer may be effected and of the conditions to any such transfer.
     5. This Warrant shall be transferable only on the books of the Company by the Holder in person, or by duly authorized attorney, on surrender of the Warrant, properly assigned. Notwithstanding the foregoing, this Warrant shall also be assigned in accordance with Section 8 hereof.
     6. Neither this Warrant nor any terms hereof may be changed, waived, discharged, or terminated orally but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge, or termination is sought.
     7. Net Exercise Rights.
     (a) In addition to and without limiting the rights of the Holder of this Warrant with respect to other terms of this Warrant, the Holder of this Warrant shall have the right (the “Conversion Right”) to convert this Warrant or any portion thereof into Warrant Shares as provided in this Section 7 at any time or from time to time prior to its expiration, subject to the restrictions set forth in paragraph (c) below. Upon exercise of the Conversion Right with respect to a particular number of shares subject to this Warrant (the “Converted Warrant Shares”), the Company shall deliver to the Holder of this

Warrant, without payment by the Holder of any exercise price or any cash or other consideration, that number of Converted Warrant Shares equal to the quotient obtained by dividing the Net Value (as hereinafter defined) of the Converted Warrant Shares by the fair market value (as defined in paragraph (d) below) of a single Warrant Share, determined in each case as of the close of business on the Conversion Date (as hereinafter defined). The “Net Value” of the Converted Warrant Shares shall be determined by subtracting the aggregate warrant purchase price of the Converted Warrant Shares from the aggregate fair market value of the Converted Warrant Shares. Notwithstanding anything in this Section 7 to the contrary, the Conversion Right cannot be exercised with respect to a number of Converted Warrant Shares having a Net Value below $100. No fractional shares shall be issuable upon exercise of the Conversion Right, and if the number of shares to be issued in accordance with the foregoing formula is other than a whole number, the Company shall pay to the Holder of this Warrant an amount in cash equal to the fair market value of the resulting fractional share.
     (b) The Conversion Right may be exercised by the Holder of this Warrant by the surrender of this Warrant at the principal office of the Company together with a notice in the form attached hereto, specifying that the Holder thereby intends to exercise the Conversion Right and indicating the number of shares subject to this Warrant which are being surrendered (referred to in paragraph (a) above as the Converted Warrant Shares) in exercise of the Conversion Right. Such conversion shall be effective upon receipt by the Company of this Warrant together with the aforesaid written statement, or on such later date as is specified therein (the “Conversion Date”), but not later than the expiration date of this Warrant. Certificates for the Converted Warrant Shares issuable upon exercise of the Conversion Right, together with a check in payment of any fractional share and, in the case of a partial exercise, a new warrant evidencing the shares remaining subject to this Warrant, shall be issued as of the Conversion Date and shall be delivered to the Holder of this Warrant within 15 days following the Conversion Date.
     (c) For purposes of this Section 7, the “fair market value” of a Warrant Share as of a particular date shall be its “market price”, calculated as of the Conversion Date, as follows:
     (i) if the capital stock into which the Warrants are exercisable is traded on an exchange or is quoted on the Nasdaq Global Select Market or Nasdaq Global Market, then the average closing or last sale prices, respectively, reported for the ten (10) business days immediately preceding the Conversion Date, or
     (ii) if the capital stock into which the Warrants are exercisable is not traded on an exchange or on the Nasdaq Global Select Market or Nasdaq Global Market but is traded on Nasdaq Capital Market or other over-the-counter market, then the average closing bid and asked prices reported for the ten (10) business days immediately preceding the Conversion Date, or
     (iii) if the capital stock into which the Warrants are exercisable is not traded on an exchange or on the Nasdaq Global Select Market, Nasdaq Global

Market, Nasdaq Capital Market or other over-the counter market, then the price per share established by the Board of Directors of the Company.
     8. Antidilution Provisions. The rights granted hereunder are subject to the following:
     (a) Stock Dividends. In case the Company shall declare a dividend or make any other distribution upon the Common Stock of the Company payable in shares of Common Stock or other securities, upon exercise of this Warrant, the Holder shall be entitled to receive, for each share of Common Stock purchased pursuant to this Warrant, the number of shares of Common Stock or other securities, as the case may be, issued per share of Common Stock in payment of such dividend or distribution.
     (b) Stock Splits and Reverse Splits. In case at any time the Company shall subdivide its outstanding shares of Common Stock into a greater number of shares, the Warrant Exercise Price in effect immediately prior to such subdivision shall be proportionately reduced and the number of Warrant Shares purchasable pursuant to this Warrant immediately prior to such subdivision shall be proportionately increased, and conversely, in case at any time the Company shall combine its outstanding shares of Common Stock into a smaller number of shares, the Warrant Exercise Price in effect immediately prior to such combination shall be proportionately increased and the number of Warrant Shares purchasable upon the exercise of this Warrant immediately prior to such combination shall be proportionately reduced. Except as provided in this paragraph (b), no adjustment in the Warrant Exercise Price and no change in the number of Warrant Shares so purchasable shall be made pursuant to this Section 8 as a result of or by reason of any such subdivision or combination.
     (c) Replidyne Merger. Upon the consummation of the transactions contemplated by that certain Agreement and Plan of Merger and Reorganization, dated as of November 3, 2008, among the Company, Replidyne, Inc., a Delaware corporation (“Replidyne”), and Responder Merger Sub, Inc., a Minnesota corporation (the “Merger Agreement”), this Warrant shall be assumed by Replidyne and converted into a warrant to purchase shares of Common Stock of Replidyne, and the number of Warrant Shares and the Warrant Exercise Price shall each be adjusted, in accordance with the Merger Agreement. No other changes shall be made to the number of Warrant Shares issuable upon exercise of this Warrant or the Warrant Exercise Price solely as a result of or by reason of the consummation of the transactions contemplated by the Merger Agreement other than the adjustments, as set forth in the preceding sentence of this paragraph (c), to the number of Warrant Shares and the Warrant Exercise Price to be made in accordance with Section 5.5 of the Merger Agreement, after giving effect to the combination of Replidyne’s Common Stock immediately prior to the Effective Time (as defined in the Merger Agreement) of the transactions contemplated by the Merger Agreement as set forth in Section 1.5 thereof.
     (d) Other Events. If any event occurs as to which, in the sole opinion of the Board of Directors of the Company, the other provisions of this Warrant are not strictly applicable or if strictly applicable would not fairly protect the rights of the holder of this Warrant in accordance with the essential intent and principles of such provisions, then the

Board of Directors of the Company shall make such adjustment in the application of such provisions as may be necessary, in the sole judgment of the Board, in accordance with such essential intent and principles, to protect such rights as aforesaid.
     9. Governing Law. This Warrant shall be construed and interpreted in accordance with the laws of the State of Minnesota without regard to its choice of law provisions.
     10. Agreement to Convert. This Warrant is being issued to the Holder pursuant to that certain Agreement to Convert and Amendment to the Investor’s Rights Agreement between the Company and certain holders of the Company’s Series A Convertible Preferred Stock, Series A-1 Convertible Preferred Stock and Series B Convertible Preferred Stock, dated November 3, 2008.
[Remainder of page intentionally left blank; signature page follows]

     IN WITNESS WHEREOF, the undersigned has executed this Warrant effective as of the date first written above.

CARDIOVASCULAR SYSTEMS, INC.
By:
Laurence L. Betterley
Chief Financial Officer

To:      CARDIOVASCULAR SYSTEMS, INC.
NOTICE OF EXERCISE OF WARRANT —
To Be Executed by the Registered Holder in
Order to Exercise the Warrant
Subscriber hereby irrevocably elects to exercise the attached Warrant to purchase for cash,                                          of the shares issuable upon the exercise of such Warrant, and requests that certificates for such shares (together with a new Warrant to purchase the number of shares, if any, with respect to which this Warrant is not exercised) shall be issued in the name of:

(Print Name)

Please insert social security
or other identifying number
of registered holder of
certificate ( )	Address:

Dated:

(Signature)*

*	The signature on the Notice of Exercise of Warrant must correspond to the name as written upon the face of the Warrant in every particular without alteration or enlargement or any change whatsoever. When signing on behalf of a corporation, partnership, trust or other entity, PLEASE indicate your position(s) and title(s) with such entity.

ASSIGNMENT FORM
To be signed only upon authorized transfer of Warrants.
     FOR VALUE RECEIVED, Subscriber hereby sells, assigns, and transfers unto                                          the right to purchase the securities of Cardiovascular Systems, Inc., to which the within Warrant relates and appoints                     , attorney, to transfer said right on the books of Cardiovascular Systems, Inc., with full power of substitution in the premises.

Dated:
(Signature)

Address: